Exhibit 10.14

TAB GIDA & ATP & REKLAM ÜSSÜ	AS ORIGINAL
SERVICE AGREEMENT

AGREEMENT

ARTICLE 1- THE PARTIES

This agreement has been entered into by and between TAB GIDA Sanayi ve Ticaret A.S. having offices at Emirhan Cad. Ata Kule No.109 Kat 2-3, Dikilitas, Besiktas, Istanbul (hereinafter referred to as TAB GIDA); and

ATP TICARI BILGISAYAR A.S. having offices at Emirhan Cad. Ata Kule No.109 Kat 9, Dikilitas, Besiktas, Istanbul (hereinafter referred to as COMPANY; and

REKLAM ÜSSÜ REKLAM AJANSI PRODÜKSIYON DANISMANLIK ORGANIZASYON SAN. VE DIS TIC. A.S. having offices at Emirhan Cad. Ata Kule No.109 Kat 16, Dikilitas, Besiktas, Istanbul (hereinafter referred to as REKLAM ÜSSÜ; whereas the parties agree the following conditions and terms.

ARTICLE 2-DEFINITIONS

The following terms refer to the meanings described below for them.

PARTIES: TAB GIDA, REKLAM ÜSSÜ and ATP collectively.

RESTAURANT: Restaurants bearing various trade names whose licenses or titles are or will be held or owned by TAB GIDA in the present or future and being operated by TAB GIDA.

FRANCHISE:  Real persons or legal persons who use the trade name(s) licensed to TAB GIDA.

HELP DESK: The services described in ANNEX B.

ARTICLE 3- SUBJECT

This Agreement specifies the conditions and terms governing the performance of the works and services described in ANNEX A and C enclosed as integral parts hereto, and the solution  of disputes which might arise in connection with this Agreement.

2.1 This Agreement covers the supply, management and maintenance of the IT infrastructure needed by TAB GIDA to perform its business activities, and the management and maintenance of the ERP & CRM & BI systems.

2.2 COMPANY will provide TAB GIDA with:

•                  support for installing the operating system as a whole

•                  support for installing the Office program

•                  e-mail support

•                  support for moving its head office

•                  support for installing printers and fax machines at its head office

•                  support for installing Radiant cash registers (this support may be provided through a third party)

•                  Wincorn Nixdorf cash register systems works

•                  support for installing, operating and managing audio and data network at its head office and all of Restaurants

•                  call center services within the city of Istanbul, operated by Reklam Üssü

•                  maintenance and support services for the Erp & Crm & BI systems.

The supports and services described above cover the supply, maintenance and repair of all computers, printers, cash register and their software programs supplied and installed by COMPANY. COMPANY will not be responsible for products and services purchased and installed without consulting COMPANY.  COMPANY is also responsible for providing the franchisees with similar services under relevant agreements. COMPANY will issue invoices to the franchisees for the services it has provided to them in accordance with the agreements signed or to be signed by and between COMPANY and the franchisees.

ARTICLE 4- COMPANY’S RIGHTS AND OBLIGATIONS

4.1.                            COMPANY will install ADSL infrastructure at all Restaurants of TAB GIDA and operate and manage the existing ADSL networks of the Restaurants.  COMPANY will configure and install audio and data network at all branches of TAB GIDA.

4.2.                            COMPANY will provide help desk services for all processes falling in the scope of IT outsourcing services including the franchisees.

4.3.                            COMPANY will provide TAB GIDA with management, price agreement, cash register approval and importation, sales, maintenance and repair services for the Radiant project in progress.

4.4.                            Costs incurred to realize the projects will be invoiced to TAB GIDA, provided that documents proving said costs will be presented to TAB GIDA.

4.5.                            COMPANY will install and manage servers in order to transmit the data to be received from the franchisees and the TAB GIDA Restaurants in an efficient way and back up said servers.

4.6.                            COMPANY will provide all TAB GIDA Restaurants with the maintenance and repair services described above in accordance with the procedures and conditions specified in ANNEX B. Repairs needed for the electronic equipment supplied by COMPANY and other repair services falling within the scope of works COMPANY’s specialty will be provided for repair requests to be notified by the Restaurants in accordance with the procedures and conditions specified in ANNEX B.

4.7.                            To respond faster to the TAB GIDA Restaurants located outside Istanbul, COMPANY may establish offices outside Istanbul and/or appoint third party subcontractors to provide the maintenance and support services subject to receiving a prior opinion and approval from TAB GIDA.

4.8.                            COMPANY will give priority to use original spare parts in repairing and maintain the equipment installed at the Restaurants. Prices of said spare parts will be separately invoiced to TAB GIDA.

4.9.                            Taking into account that supply problems might be had with domestic or international spare part suppliers due to various reasons, COMPANY will keep a stock of original spare parts in a sufficient quantity, and invoice the prices of said spare parts to TAB GIDA.

4.10.                     COMPANY agrees and undertakes to provide the services specified in this Agreement in accordance with the international standards of the existing trade names of TAB GIDA.

4.11.                     While working at any facility of TAB GIDA, COMPANY’s personnel will follow all personal and professional rules and regulations to be notified in writing to them by TAB GIDA. If TAB GIDA suffers any damage due to any act performed by any employee of COMPANY in violation of an agreement, agreement annex, rule or regulation received and acknowledged by COMPANY’s personnel against a receipt from TAB GIDA, COMPANY will be e exclusively liable for compensating that damage.

4.12.                     Within the first week of every month, COMPANY will give reports describing the services it has provided in the preceding month to TAB GIDA, in a format mutually agreed upon by the parties.

4.13.                     COMPANY will be exclusively responsible and liable for managing, controlling and supervising its personnel, for paying their wages, and for following the other applicable rules stipulated in the Labor Law for them.

4.14.                     The services specified in this Agreement will be provided under management, control and supervision by COMPANY. COMPANY may assign its obligations specified in this Agreement to one of its affiliates or to a subcontractor subject to receiving a prior approval from TAB GIDA. However, such assignment to an affiliate or subcontractor will not relieve COMPANY from its obligations specified in this Agreement.

4.15.                     If TAB GIDA concludes due to any reason that any employee of COMPANY, any subcontractor of COMPANY or any employee of such subcontractor is unsuitable for providing any of the services specified in this Agreement due to any reason, it will have the right to ask COMPANY to withdraw that employee by giving a written notice to COMPANY. In this case, COMPANY will withdraw that employee as soon as possible after receiving such written notice.

4.20.                     COMPANY will be responsible for reviewing the licenses held by TAB GIDA, for reporting said licenses and for ensuring said licenses to be obtained when necessary. Costs of the licenses will be at TAB GIDA’s account, and COMPANY will not be responsible for any problems which might arise if and when TAB GIDA has not approved such license after receiving such report from COMPANY.

4.21.                     COMPANY must show its maximum efforts to develop and supply new technology for TAB GIDA’s projects, in order to help TAB GIDA to enjoy competitive strength in technical terms.

4.22.                     COMPANY will be responsible for supplying the Radiant equipment, hardware and software and all spare parts for them, for keeping them in stock, and for invoicing them per Restaurant to TAB GIDA.  The Radiant equipment and spare parts will be delivered to the Restaurants and other locations by COMPANY or its subcontractor and be invoiced per Restaurant to TAB GIDA. Equipment, software, spare part, etc. for which no Restaurant has been specified will not be invoiced to TAB GIDA.

4.23.                     The Radiant cash registers will be imported, be kept in stock, be installed, maintained, training for them will be provided and response will be given for them in accordance with the conditions to be mutually agreed upon by and between TAB GIDA and COMPANY, and relevant costs will be at TAB GIDA’s account.

4.24.                     COMPANY is obliged to provide all kinds of technical services for the websites listed in ANNEX A hereto and for new websites to be added in the future as domain in minimum one day after receiving a notice from TAB GIDA.

4.25.                     COMPANY is obliged to deliver the equipment (router, switch, Office program/pack Pcs, Ups, Radiant Pos, etc.) to be used at the TAB GIDA Restaurants for the services specified in this Agreement before the relevant Restaurant opens, subject to availability in stock and after receiving a written notice from TAB GIDA minimum15 days in advance.

4.26.                     COMPANY will manage the programs it has supplied hereunder and being used by TAB GIDA in the present, and provide their users with support.

4.27.                     COMPANY is responsible for monitoring the performances of the servers, PCs and programs it has supplied and being used by TAB GIDA in the present, and for developing solutions for their performance.

4.28.                     COMPANY will provide backup service at regular intervals in accordance with the current backup policy of TAB GIDA. The costs of the hardware and licenses necessary for backup will be at TAB GIDA’s account.

4.29.                     COMPANY will notify a cell phone number or any other emergency telephone number to TAB GIDA to which the Restaurants will report any e —mail system or web breakdown outside the working hours or on weekends and national holidays; all employees of TAB GIDA will have the right to call that number without a limit.

4.30.                     COMPANY will ensure the existing anti-virus programs of TAB GIDA to be updated and to run without a problem subject to the rules governing the management of said anti-virus programs.

4.31.                     COMPANY will not be held liable for any problems or damages which might be caused by any change, addition, work or act made to or on any work or service provided or performed by COMPANY without informing such change, etc. to COMPANY.  If TAB GIDA asks COMPANY to solve a problem caused by a work or response made by a third party, COMPANY will charge a service fee for such solution at its man/day rate.

4.32.                     COMPANY’s obligation to provide the support services specified in this Agreement will be limited to the systems for which COMPANY provided advising services, or which were installed by COMPANY, or which are used by TAB GIDA in the present, so that COMPANY will not be obliged to provide the support services for other systems.

ARTICLE 5- TAB GIDA’S RIGHTS AND OBLIGATIONS

5.1.                            TAB GIDA will pay the fees deserved by COMPANY in accordance with the conditions and times specified in this Agreement and in the annexes enclosed hereto.

5.2.                            TAB GIDA undertakes to fulfill its tasks specified in this Agreement with care expected from an industrious businessman and to provide COMPANY with the best support for COMPANY’s provision and performance of the works and services specified in this Agreement.

5.3.                            TAB GIDA will permit COMPANY or its personnel to gain access to TAB GIDA’s head office, branches, warehouses, etc. and to use the necessary equipment located there in performing and providing the works and services specified in this Agreement.

5.4.                            TAB GIDA has the right to check any time during the term of this Agreement whether COMPANY provides the services in accordance with the applicable laws and regulations, this Agreement and general market conditions. COMPANY agrees and undertakes to give the information, documents and support necessary for such checks to TAB GIDA.

5.5.                            TAB GIDA agrees and undertakes to receive an offer first from COMPANY for any work or service not specified in this Agreement but being related to the works specified herein and to give priority to COMPANY for such work or service.

5.6.                            TAB GIDA will review such offer or invoice within maximum one week after receiving the same from COMPANY, and approve it or reject it to COMPANY with a written explanation within the same period. If TAB GIDA rejects such offer on the grounds of a higher price, it will have to send COMPANY the written offers it has received from other suppliers.

5.7.                            TAB GIDA is obliged to provide the software, software updates, infrastructure and materials needed by COMPANY to provide the services specified in this Agreement. COMPANY will not be liable for damages which might arise from TAB GIDA’s refusal of recommendations made by COMPANY to TAB GIDA. If TAB GIDA’s refusal of an arrangement or change recommended by COMPANY causes COMPANY to use or spend extra manpower, resource or time, TAB GIDA will indemnify such loss of COMPANY.

ARTICLE 6- FEE

6.1.                            TAB GIDA will pay the fee(s) specified in this Agreement and in the annexes enclosed hereto for the services it receives from COMPANY under this Agreement.

6.2.                            The fees and prices specified for the services and products herein exclude VAT. VAT will be added in invoices.

6.3.                            Prices of hardware, licenses and services supplied and provided hereunder will be invoiced to TAB GIDA in the same currency as they were invoiced to COMPANY, and said invoices will be paid by TAB GIDA in the currency in question.

6.4.                            COMPANY will issue invoices for the services it has provided hereunder on the fifteenth day or the next business day, and TAB GIDA and REKLAM ÜSSÜ will pay said invoices in cash and in full within 10 days as from their date of issue.

6.5.                            The parties agree that if an invoice is not paid within the above mentioned period, interest in the same ratio as the rediscount interest offered by Turkish Central Bank (TCMB) will incur for the amount of that invoice without having to give a notice or any other document.

6.6.                            The fees for the services provided under this Agreement and other prices will be invoiced to and paid by TAB GIDA.

6.7.                            Fees may be increased every six (6) months subject to mutual agreement by and between the parties. If the parties fail to reach such mutual agreement, the fees payable in Turkish Lira for the services will be increased by the average of the Consumer Price Index (TÜFE) and Manufacturer Price Index (ÜFE) published by Turkish Statistics Agency (TÜIK).

ARTICLE 7- TERM AND TERMINATION

7.1.                            This Agreement will be put in effect when it has been signed by the parties and be valid for a term of one (1) year unless it is terminated earlier in accordance with the following conditions.

7.2.                            Each party has the right to terminate this Agreement unilaterally any time by giving a written notice to the other party six (6) months in advance.

7.3.                            COMPANY agrees that if this Agreement is terminated, it will duly transfer all of its obligations hereunder to a third party service provider to be appointed by TAB GIDA. The parties agree and declare that the transfer of said obligations to such service provider is a priority act and agree to do their best to make such transfer if and when this Agreement is terminated.

7.4.                            If any of the parties fails to perform any of its obligations specified in this Agreement at all or as required, the other party will serve a written notice on the default party through a notary public and grant a period of minimum 5 business days to the default party to cure its default. If the default party fails to cure its default within said period, the other party will have the right to terminate this Agreement unilaterally.

ARTICLE 8- CONFIDENTIALITY

8.1.                            The parties agree and undertake to keep confidential all verbal and written information and data concerning this Agreement and the annexes enclosed hereto and all verbal and written information and data they would receive while performing their respective obligations under this Agreement.

8.2.                            Business information and confidential reports given by TAB GIDA to COMPANY will remain TAB GIDA’s property. Said information and reports will not be disclosed to third parties and be returned after this Agreement is terminated. This confidentiality obligation will survive expiry or termination of this Agreement.  COMPANY will instruct its employees, subcontractors and other third parties to keep said information confidential and be responsible to TAB GIDA in case of such instruction is violated.

8.3.                            Documents received and/or issued in connection with the services provided under this Agreement will be considered confidential and be returned to their originators after this Agreement has expired or been terminated.

ARTICLE 9- LABOR LAW AND SOCIAL SECURTY

9.1.                            COMPANY will be responsible for fulfilling all the legal formalities required for its employees. COMPANY will be exclusively responsible for safekeeping and supervising the services it provides hereunder.

9.2.                            COMPANY’s employees will be obliged to follow the safety measures set by TAB GIDA and to follow the rules and instructions to be given by TAB GIDA to them to ensure its business activities not to be disrupted, and COMPANY undertakes to ensure its employees to follow said measures, rules and instructions.

9.3.                            COMPANY will be exclusively responsible for taking safety measures for its employees against work accidents while it provides the services specified in this Agreement, and be exclusively liable for outcomes of such work accidents.

9.4.                            All wages, notice pays, compensations, severance pays, social security premiums, taxes and other debts and liabilities incurring for COMPANY’s employees under the Labor Law, Social Security Law, Code of Obligations and other applicable laws and regulations to provide the services specified in this Agreement; all legal, penal and financial fines, taxes, and charges which might be charged by the Ministry of Labor or its area directorates, Social Security Agency, Ministry of Health or other public agencies and authorities under applicable laws with regard to said employees; and all damages and losses which said employees might cause TAB GIDA, its employees and/or third parties will be at COMPANY’s account.

9.5.                            TAB GIDA will take the necessary safety measures while COMPANY’s employees work at its head office, warehouse, branches or franchisees under this Agreement, and will help COMPANY’s employees to take the necessary safety measures. TAB GIDA will be liable for material and moral losses its employees might cause COMPANY’s employees to suffer.

ARTICLE 10 — TRANSFER RESTRICTION

COMPANY will not transfer, allocate, limit or transfer in full or in part this Agreement or its rights and obligations specified in this Agreement unless it obtains a prior written notice from TAB GIDA. Any transaction to the contrary shall be considered a breach of this Agreement.

ARTICLE 11 — FORCE MAJEURE

Events not existing as of the execution date of this Agreement, unpredictable, lying beyond the parties’ control, and making it impossible for any or both of the parties to perform in full or in part or on time their obligations specified in this Agreement, including but not limited to natural disasters, fire, government actions, national mobilization, riot, war, general strike and lockout, will be considered force majeure. If such force majeure happens, the parties’ obligations under this Agreement will be suspended. If such force majeure lasts 90 (ninety) days, any of the parties will have the right to terminate this Agreement without compensation. In this case, however, the parties’ respective rights and receivables that incurred until the termination date will remain valid.

ARTICLE 12- ARBITRATION

12.1.                     The parties irrevocably agree, declare and undertake that disputes which might arise from this Agreement will be adjudged by an arbitration board to be formed by one arbitrator to be appointed by each party and an arbitrator to be appointed by said two arbitrators. If such dispute occurs and one of the parties gives a written notice to the other party to notify the name of the arbitrator it has appointed, the other party will appoint its arbitrator and notify the name of that arbitrator to the first party within three (3) business days. If the other party fails to notify the name of its arbitrator to the first party within said period, the first party will apply to any court of common pleas in Istanbul and ask the judge to appoint an arbitrator for the other party. These two arbitrators will hold a meeting within six (6) business days following the date of their appointment and elect an arbitrator.

12.2.                     If the two arbitrators of the parties fail to elect an arbitrator, they will apply to any court of common pleas in Istanbul and ask the judge to appoint an arbitrator. The arbitrator elected by the arbitrators or appointed by such court must be a lawyer.

12.3.                     The arbitration court will hold a meeting within six (6) business days following the election or appointment date of the arbitrator. The arbitrator will chair the arbitration court. The arbitration court will decree a decision by majority within 30 days following the date of said meeting. This period may be extended upon mutual agreement by the parties. The arbitration court will decree a decision in accordance with the applicable rules stipulated in the Civil Procedures Law. The parties will equally share the arbitration court’s expenses. The party who lost the arbitration case will pay said expenses in full. The arbitration court’s decision will be final, but it may be appealed in case of any of the legal grounds described in the Civil Procedures Law.

12.4.                     The parties irrevocably agree, declare and undertake that the arbitration court will obey the rules stipulated about arbitration courts in the Civil Procedures Law and other applicable laws of Turkey.

ARTICLE 13- OTHER PROVISIONS

13.1.                     If any of the parties does not use any of the rights or powers it owns under this Agreement, it will not be considered to have waived that right or other rights it owns hereunder.

13.2.                     If any of the conditions specified in this Agreement is declared invalid or if it becomes possible to declare it invalid, the parties may come to mutual agreement to amend or cancel that condition. In this case, however, this Agreement as a whole and the remaining conditions hereof will not be affected.

13.3.                     All stamp tax, duties, levies and expenses incurring for the execution of this Agreement will be paid by COMPANY, 1/3 thereof will be invoiced to TAB GIDA, and 1/3 thereof will be invoiced to REKLAM ÜSSÜ.

13.4.                     Headings have been inserted in this Agreement for reference purposes only and will not affect the interpretation of this Agreement.

13.5.                     The addresses stated in Article 1 above are the parties’ respective legal addresses, so that notices sent to each legal address will be considered duly served on the addressee party unless that party gives a written address change to the other party. Notices sent to any of these legal addresses will be considered duly served on the addressee party even if they are returned to the sender party.

13.6.                     The parties may come to a mutual agreement to delete and/or amend any article of this Agreement or any annex enclosed hereto. Any amendment or addition to this Agreement or any annex enclosed hereto will not be valid unless it is executed in writing and signed by the parties.

13.7.                     This Agreement contains the conditions agreed upon by and between the parties about the subject hereof and replaces all previous written or verbal agreements, contracts and offers executed by and between the parties and containing the conditions specified in this Agreement.

13.8.                     Additional agreements which might be executed in the future will be considered integral part to this Agreement.

This Service Agreement is dated 01/01/2011 and consists of 13 articles and 3 annexes, and the 3 annexes listed below constitute an integral and inseparable part of this agreement.

TAB GIDA SANAYI VE TICARET A.S.
(signed/sealed)

/s/ Erhan Kurdoğlu	/s/ Recep Caner Dikici

ATP TICARI BILGISAYAR AGI VE ELEKTRIK GÜÇ KAYNAKLARI ÜRETIM VE PAZ. TIC. A.S.
(signed/sealed)

/s/ Erman Karaca	/s/ Ayberk Kuday

REKLAM ÜSSÜ REKLAM AJANSI PROD. DAN. ORG. SAN. DIS TIC. A.S.
(signed/sealed)

/s/ Ertuğrul Kurdoğlu	/s/ Erhan Kurdoğlu

ANNEXES

A.                DESCRIPTION AND FEES OF IT OUTSOURCING SERVICES

B.                SUPPORT PROCEDURE FOR IT OUTSOURCING SERVICES

C.                DESCRIPTION AND FEES OF ERP & CRM & BI ADVISING SERVICES

ANNEX A

DESCRIPTION AND FEES OF IT OUTSOURCING SERVICES

HEAD OFFICE	Unit Price	Quantity	Total Price	Remarks

Making servers available	170 TL	41	6.970 TL	Number of servers
Installing, maintaining and operating servers	170 TL	72	12.240 TL	Number of servers
End user – PC, printer, operating system, Office and other applications support	1.250 TL	148	3.750 TL	• 0-50 users 1.250 TL • 51-100 users 2.500 TL • 101-150 users 3.750 TL 1.250 TL per additional 50 users
IP telephone exchange support	450 TL	605	3150 TL	• 0-100 IP telephones 450 TL • 101-200 IP telephones 900 TL • 201-300 IP telephones 1.350 TL • 301-400 IP telephones 1.800 TL • 401-500 IP telephones 2.250 TL 450 TL per additional 100 IP telephones.
Network, security and firewall support	350 TL	5	1750 TL	Number of firewalls (2) + number of Backbone Routers (3)

REKLAM USSU	Unit Price	Quantity	Total Price	Remarks

Making servers available	170 TL	0	0 TL	Number of servers
Installing, maintaining and operating servers	170 TL	15	2.550 TL	Number of servers
Agent, PC, operating system, Office and other applications support	45 TL	93	4.185 TL	Number of seats (107 Agent & 3 Supervisor)
Reklam Üssü end user – PC, printer, operating system, Office Office and other applications support	1.250 TL	22	1.250 TL	• 0-50 users 1.250 TL • 51-100 users 2.500 TL • 101-150 users 3.750 TL • 1.250 TL per additional 50 users
IP telephone exchange support	450 TL	32	450 TL	• 0-100 IP telephones 450 TL • 101- 200 IP telephones 900 TL • 201-300 IP telephones 1.350 TL • 301-400 IP telephones 1.800 TL • 401-500 IP telephones 2.250 TL 450 TL per additional 100 IP telephones.
Network and firewall support	350 TL	5		Number of firewalls (Reklam Üssü, Call Center and Cyprus (2) Firewall + Backbone Router

RESTAURANT SUPPORT	Unit Price	Quantity	Total Price	Remarks/Variables

End user-PC, printer, operating system, Office and other applications support	1.250 TL	496	11.250 TL	• 0-50 users 1.250 TL • 51-100 users 2.500 TL • 101-150 users 3.750 TL 1.250 TL per additional 50 users.
Wincor Nixdorf restaurant support	60 TL	220	13.200 TL	Number of the restaurants using WN cash registers. [This support service contains the services provided by Tradesoft complementary to the current support agreement between Siemens and Tab Gida.]
ADSL maintenance	105,86 TL	496	52.505 TL	Number of the restaurants connected via ADSL to the head office — maintenance, operating and repair support for ADSL lines and equipment.
GRAND TOTAL			115.000 TL

Domain names and websites served

Type	Name	Type	Name
Domain	www.burRerkingdetransOyag.com	Domain	www.tabakademi.com
Domain	www.burgerkingtransOvag.com	Domain	www.bkhoopfest.com
Domain	www.butavuguseveceksiniz.com	Domain	www.alevdeizgara.com
Domain	www.sbarro-tr.com	Domain	www.alevdeizEaraguvencesi.com
Domain	www.sbarrotr.com	Domain	www.alevdeizRarafarki.com
Domain	www.sbarroturkiye.com	Domain	www.burgerkingiemaca.com
Domain	www.sbarro.com.tr	Domain	www.whopperiamaca.com
Domain	www.tabgida.com.tr	Domain	www.burEerkinElemaca.net
Domain	www.burgercity.com.tr	Domain	www.whopperlamaca.net
Domain	www.tabgida.com.tr	Domain	www.arbys.com.tr
Domain	www.tabgida.com	Domain	www.monstersmobile.com
Domain	www.lovethatchick.com	Domain	www.bkmonstermobile.com
Domain	www.freshitaliancooking.com	Domain	www.butundunvaanladi.org
Domain	www.tazeitalyaniezzetleri.com	Domain	www.butundunvaaniadi.com
Domain	www.Eercekitalvanlezzetleri.com	Domain	www.butundunvaanladi.net
Domain	www.reklamussu.com	Domain	www.mybkcafe.com
Domain	www.popeyesturkiye.com	Domain	www.gercekfiyatahayailergercek.com
Domain	www.tabgidadatransOyag.com	Domain	www.gercekfiyatahayajlergercek.net

•                  Prices specified in the maintenance agreements signed with service providers may be changed at the time of renewal. Tradesoft will renew such agreements subject to receiving approval from Tab Gida A.S. and invoice them plus 10% commission to Tab Gida. If such agreement is not renewed, Tradesoft will not be responsible for problems arising due to the services included in that agreement.

•                  Project and advising service fees will be mutually agreed upon by the parties and be invoiced on the basis of man/day. COMPANY will report to TAB GIDA and REKLAM ÜSSÜ the ratios of the services it has provided to them every six months, the parties may change said ratios on which the invoices will be based upon mutual agreement.

ANNEX B

SUPPORT PROCEDURE FOR IT OUTSOURCING SERVICES

1.                            Tab Gida will use the following e-mail address to notify problems to Tradesoft.

Misdestek@tabgida.com.tr (support mail address for general problems)

2.                            Support by phone will be provided from 310 6525 within working hours. This telephone line will be mutually used for support. If a problem is notified first to this telephone line, priority will be given to calls sent by e-mail.

3.                            Tradesoft will respond to calls within the response times shown in the following tables and solve the problems as soon as possible. Calls sent by e-mail will be recorded in HELP DESK program, it will be possible to analyze and report them.

4.                            The response times shown in the following tables are maximum response times. Support team will be given priority tasks or directions depending on the workload.

5.                            Equipment and systems to be sent to remote locations for maintenance, repair or installation purposes will be made ready for shipment by Tradesoft, and be taken delivery by management personnel of Tab Gida against a delivery form from Tradesoft’s head office. Tab Gida will be responsible for packaging, sending, arranging insurance cover for and track such equipment and systems after taking delivery of them.

6.                            Support to the Radiant restaurants will be provided by following the procedure described below:

a.                   All Radiant restaurants send all of their calls (POS, software, sales data, Office server, PC package, etc.) to Probil’s call number (0212-314 1010) o on a 7/24 access basis.

b.                   Probil Call Center responds to all calls to which Probil’s field support personnel or Level 1 support personnel must respond or develop a solution.

c.                    Radiant system problems to be escalated to Level 2 Support Team (Tradesoft ITC-Radiant Team) are escalated.

d.                   All other calls are not taken into consideration, are directed to the Misdestek Help Desk mail address, marked as “Closed”, and not followed up.

e.                    All of the calls escalated from Probil Help Desk system to Tradesoft Help Desk system are reviewed by the system officer of Tradesoft Help Desk in the pool and are assigned to the relevant Radiant Level 1 technician or the relevant officer in ITC.

Business hours (09:00 to 18:00) on weekdays

HEAD OFFICE

Service	Support by phone	Support by remote access	Support on site
Server support	—	within 1 hour	within 1 hour
End user support	within 1 hour	within 1 hour	within 1 hour
IP telephone support	—	—	within 1 hour
Network and Checkpoint Firewall services	within 1 hour	within 1 hour	within 1 hour

CALL CENTER

Service	Support by phone	Support by remote access	Support on site
Server maintenance and operation	within 1 hour	within 1 hour	within 1 hour
End user support	within 1 hour	within 1 hour	within 1 hour
Call center exchange support (*)
Network services	within 1 hour	within 1 hour	within 1 hour

RESTAURANT

Service	Support by phone	Support by remote access	Support on site
User support ( Operation MD)	within 1 hour	within 1 hour	within 1 hour
Siemens restaurant support (**)
Radiant restaurant support (***)

•                  Call Center Exchange Support (*) refers to the service and maintenance agreement signed with a third party service provider.

•                  Siemens Restaurant Support (**) refers to the service and maintenance agreement signed with a third party service provider.

•                  Radiant Restaurant Support (***) refers to the service and maintenance agreement signed with COMPANY and a third party service provider.

After business hours on weekdays and until Restaurants close on weekends

(18:00 to 22:00 on weekdays, 11:00 to 22:00 on weekends)

HEAD OFFICE

Service	Support by phone	Support by remote access	Support on site
Server support	—	within 2 hours	within 2 hours
End user support	within 2 hours		—
IP telephone support	—	—	—
Network and Checkpoint Firewall services	within 2 hours	within 2 hours	within 2 hours

CALL CENTER

Service	Support by phone	Support by remote access	Support on site
Server support	within 1 hour	within 2 hours	within 2 hours
End user support	within 1 hour	within 2 hours	within 2 hours
Call center exchange support (*)
Network services	within 1 hour	within 2 hours	within 2 hours

RESTAURANT

Service	Support by phone	Support by remote access	Support on site
User support ( Operation MD)	within 2 hours	—	—
Siemens restaurant support (**)
Radiant restaurant support (***)

Fees will be calculated in two different ways. The first way is that if all services are provided in full, a monthly service fee will be calculated at the fees shown in the tables in Annex A, B and C.

For services subject to costs, the cost + % method will apply.

Radiant licensing-Hardware-Advising-Other costs + 7%

Approved printer for Radiant + 7%

Maintenance-support for Radiant + 2%

Other hardware-license-outsourced services + 10%

COMPANY and the third party service provider with whom COMPANY signed a service-maintenance agreement are obliged to provide the Restaurants with installation, user training, and maintenance and support services for the Radiant projects. The fees for these services will be invoiced to COMPANY on monthly basis. COMPANY will invoice said services as Radiant installation/maintenance services by using the +% method to TAB GIDA.

Services and works not described in this Agreement and in the annexes enclosed hereto and incurring costs will be provided and performed by COMPANY and be invoiced at a price that equals to their invoiced costs + 7% service fee.

ANNEX C

Description and Fees of ERP & CRM & BI Advising Services

	Quantity	Fee	Remarks/Variables
CRM application-Call Center program maintenance and support services	2 man/month	Cost	It has been planned to provide the services by 2 man/month on a fixed resource basis. Additional projects will be subject to separate offers.
CRM program maintenance and support services
CRM application-lease program maintenance and support services
ERP and ERP integration applications maintenance and support services	1.25 man/month	Cost

It has been planned to organize the maintenance and support services, to coordinate with TAB GIDA and to provide daily maintenance and support services by 1.25 man/month. Additional requests and projects will be subject to separate offers.

Scope of the CRM applications

•                      The following applications and integrations for the Burger King trademark

•                      Door to door delivery

•                      Tıklagelsin

•                      Yemeksepeti

•                      Istelezzet

•                      The following applications and integrations for the Sbarro trademark

•                      Door to door delivery

•                      Yemeksepeti

•                      The following applications and integrations for the PopEyes trademark

•                      Door to door delivery

•                      Yemeksepeti

•                      Lease automation application

Scope of the ERP and ERP integration applications

•                  ERP program user support and maintenance

•                  Scope of services

•             e-mail and telephone support for daily use of Microsoft Dynamics NAV

•             On-site support for Microsoft Dynamics NAV

•             Arranging the existing NAV reports, screens and functions

•             Installation changes to the present Microsoft Dynamics NAV

•             Contacting Microsoft about problems with the standard NAV structure

•             Training services

•                  Scope of Modules

•             Microsoft Dynamics NAV — Financial management

•             Microsoft Dynamics NAV — Bills of exchange

•             Microsoft Dynamics NAV — Sales and Marketing

•             Microsoft Dynamics NAV — Purchasing

•             Microsoft Dynamics NAV — Stock Management

•             Microsoft Dynamics NAV — Management

•                  Data transfer, application master data management and reporting, maintenance and support services described below for the TabClient integration program:

•             Data transfer

•            Finansbank (TabClient, NAV)

•            Akbank (TabClient, NAV)

•            Garanti Bankası (TabClient, NAV)

•            HSBC (TabClient, NAV)

•            HSBC Debit (TabClient, NAV)

•            Yapı Kredi (TabClient, NAV)

•            Paro (TabClient, NAV)

•            Multinet (TabClient, NAV)

•            SetCard (TabClient, NAV)

•            Ticket (TabClient, NAV)

•            Sodexho (TabClient, NAV)

•            TürkTelekom (TabClient, NAV)

•            Food — Waste — Package (TabClient, NAV)

•            Turkcell (TabClient, NAV)

•            Fasdat Data Transfer (Fasdat, TabClient, NAV)

•            Fasdat Return Transfer (Fasdat, TabClient, NAV)

•            Coupon Difference Transfer (TabClient, NAV)

•             Card Difference Transfer (TabClient, NAV

•             Sales voucher transfer (Radiant, Siemens, TabClient, NAV)

•             Sales raw material transfer (Radiant) (Radiant, TabClient, NAV)

•             Sales raw material transfer (Siemens) (Siemens, TabClient, NAV)

•                      Application

•             Account analysis (TabClient, NAV)

•             Fund remitted (TabClient, NAV)

•             Fund received (TabClient, NAV)

•             Cash in hand (TabClient, NAV)

•             Fund withdrawal for payments (TabClient, NAV)

•             Price transfer (TabClient, NAV)

•             Cash planning (TabClient, NAV)

•             Sales vouchers (TabClient, NAV)

•                      Master Data Management

•             OCD management (TabClient, Radiant)

•             Product management (TabClient, Radiant, Siemens, NAV)

•             Radiant code mapping management (TabClient, Radiant)

•                      Reports

•             Restaurant Accounting P&L Report (TabClient, NAV)

•             Trademark Accounting P&L Report (TabClient, NAV)

•             Consolidated Accounting P&L Report (TabClient, NAV)

•             Horizontal Accounting P&L Report (TabClient, NAV)

•             Horizontal Accounting Brief P&L Report (TabClient, NAV)

•             Labor Accounting P&L Report (TabClient, NAV)

•             Product-Mix Cost Transfer Report (TabClient, NAV)

•             Restaurant Operational P&L Report (TabClient, NAV)

•             Trademark Operational P&L Report (TabClient, NAV)

•             Consolidated Operational P&L Report (TabClient, NAV)

•             Horizontal Operational P&L Report (TabClient, NAV)

•             Sales Data Transfer Situation Report (TabClient, NAV)

•             Sales Raw Material Transfer Situation Report (TabClient, NAV)

•                  Maintenance and support services to run the TARGIT business intelligence (BI) application for the data sources described below:

•                      Radiant database

•                      Siemens database

•                      NAV database

•                      TabClient database